Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Heska Corporation’s Registration Statement on Form S-8 of our report dated March 19, 2018, relating to the December 31, 2017 consolidated financial statements of Heska Corporation, which appears in Heska Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ EKS&H LLLP

Denver, Colorado
May 5, 2020